KIRKPATRICK & LOCKHART LLP

1800 MASSACHUSETTS AVENUE, NW
2ND FLOOR
WASHINGTON, D.C. 20036-1800

May 22, 2001

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Attention: Christian Sandoe

Room 5507, Mail Stop 5-5

Re: Fidelity Colchester Street Trust (the trust)

Fidelity Institutional Money Market Funds Class I, Class II and Class III
Treasury Portfolio
Treasury Only Portfolio
Government Portfolio
Domestic Portfolio
Money Market Portfolio
Tax-Exempt Portfolio (the funds)

File Nos. 2-74808 and 811-3320

Post-Effective Amendment No. 41

Dear Mr. Sandoe:

We serve as special counsel to the above-referenced funds with respect to certain matters which arise from time to time under the federal securities laws. In that capacity, we have reviewed a draft of the amendment to the funds' Registration Statement on Form N-1A which accompanies this letter ("Amendment"). The Amendment was prepared and finalized by Fidelity Management & Research Company ("FMR"), the funds' investment adviser, which has represented to us that no significant changes have been made between the version reviewed by us and the version being filed electronically. The Amendment is being filed for the purpose of bringing the financial statements and other information up to date, and in conjunction therewith, making certain other changes in the disclosures contained in the funds' most recent post-effective amendment. Pursuant to paragraph (b)(4) of Rule 485, we represent that, to the best of our knowledge based upon our review of the draft Amendment, the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Kirkpatrick & Lockhart LLP
Kirkpatrick & Lockhart LLP